Exhibit 10.3

Execution Version

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) is the type of information that the registrant treats as private or confidential. Double asterisks denote omissions.

ROYALTY AGREEMENT

This Royalty Agreement (this “Agreement”), is dated as of July 18, 2024 (the “Effective Date”), by and between Kalaris Therapeutics, Inc. (the “Company”) and Samsara BioCapital, L.P. (“Samsara”). The Company and Samsara may sometimes individually be referred to hereafter as a “Party” or collectively as the “Parties”.

WHEREAS, Samsara purchased [**] shares of the Company’s Common Stock, $0.0001 par value per share (the “Shares”), pursuant to that certain Founder’s Restricted Stock Purchase Agreement by and between the Company and Samsara, dated as of [**], and represented by stock certificate number [**] (such shares, the “Shares”), and all of the Shares are fully vested;

WHEREAS, in consideration of Samsara’s concurrent transfer of 50,000 Shares to the Company (the “Redeemed Shares”), the Company has agreed to pay Samsara royalties on Net Sales (as defined below) on the terms and conditions outlined below;

NOW, THEREFORE, the Company and Samsara agree as follows:

1. Definitions. The following terms, as used herein, have the following meanings:

1.1 “Affiliate” means any entity that, directly or indirectly, controls, is controlled by, or is under common control with the Company, for so long as such control exists; but excluding Samsara, any of Samsara’s portfolio companies, and any subsidiary of such portfolio companies. As used in this Section 1.2, “control” means: (a) to possess, directly or indirectly, the power to direct the management and policies of an entity, whether through ownership of voting securities or by contract relating to voting rights or corporate governance; or (b) direct or indirect beneficial ownership of at least fifty percent (50%) of the voting share capital in an entity.

1.2 “Company Product” means any service, composition or product which is composed of or incorporates, or is directly discovered, developed and/or identified using, the Invention or Technology (as such terms are defined in the UCSD Agreement), or that is claimed in Patent Rights (as defined in the UCSD Agreement), or the manufacture, use, sale, offer for sale, or importation of which would constitute, but for the license granted to Company under the UCSD Agreement, an infringement, an inducement to infringe or contributory infringement, of any pending or issued claim within the Patent Rights.

1.3 “Company Payment Patent” means, with respect to a Company Product, the Patent Rights owned or controlled by the Company as of the date of the first Regulatory Approval of such Company Product , which Patent Rights claim or cover such Company Product (including patents deriving priority from such Patent Rights that issue following such Regulatory Approval).

1.4 “First Commercial Sale” means, with respect to a Company Product in a country, the first sale of such Company Product by the Company, any Affiliate, or any Licensee to a Third Party (other than a Licensee) for sale to, or use or consumption by, an end user in such country following Regulatory Approval of such Company Product in such country; but excluding any sale of a Company Product to a Third Party for any expanded access program or compassionate sales or use program (including any named patient program or single patient program), and excluding any transfer of a Company Product to a Third Party for the performance of a clinical trial.

1.5 “GAAP” means United States Generally Accepted Accounting Practices, consistently applied.

1.6 “Licensee” means any Third Party to whom the Company or an Affiliate or any other Licensee grants a license with respect to the commercialization of any Company Product; but excluding wholesale distributors or any other Third Parties that purchase Company Products in arm’s-length transactions, where such Third Parties do not have licenses to develop, manufacture, or commercialize any Company Product except for, where applicable, limited licenses to the extent required to enable such Third Parties to perform final packaging for such Company Products for local distribution.

1.7 “Net Sales” means (x) with respect to sales or other commercial dispositions of any Company Product by any Licensee, the net sales amount reported to, and with respect to which royalties are paid to, the Company in accordance with the license agreement entered into by the Company or the applicable Affiliate with such Licensee and (y) with respect to sales or other commercial dispositions of any Company Product by the Company or any Affiliate, the gross amounts invoiced by the Company or such Affiliate to Third Parties that are not Licensees for sales or other commercial dispositions of such Company Product, less the following deductions actually incurred, allowed, paid, accrued, or specifically allocated in the Company’s or applicable Affiliate’s financial statements and calculated in accordance with GAAP:

(a) discounts (including trade, quantity, and cash discounts), cash and non-cash coupons, retroactive price reductions, and charge-back payments and rebates granted to any Third Party (including to governmental authorities, purchasers, reimbursers, customers, distributors, wholesalers, and group purchasing and managed care organizations or entities (and other similar entities));

(b) credits or allowances, if any, on account of price adjustments, recalls, claims, damaged goods, rejections, or returns of items previously sold (including Company Products returned in connection with recalls or withdrawals) and written off by reason of uncollectible debt; except that, if the debt is thereafter paid, the corresponding amount shall be added to the Net Sales of the period during which it is paid;

(c) rebates (or their equivalent), administrative fees, chargebacks, and retroactive price adjustments, and any other similar allowances granted by the Company or an Affiliate (including to governmental authorities, purchasers, reimbursers, customers, distributors, wholesalers, and group purchasing and managed care organizations (and other equivalent entities)) that effectively reduce the selling price or gross sales of the Company Product, normal and customary inventory management fees, and other bona fide service fees paid to distributors and wholesalers;

(d) insurance, customs charges, freight, postage, shipping, handling, and other transportation costs incurred by the Company or an Affiliate in shipping Company Product to a Third Party;

(e) import taxes, export taxes, excise taxes (including annual fees due under Section 9008 of the United States Patient Protection and Affordable Care Act of 2010 (Pub. L. No. 111-48) and other comparable applicable laws), sales tax, value-added taxes, consumption taxes, duties, or other taxes levied on, absorbed, determined, or imposed with respect to such sales (excluding income or net profit taxes or franchise taxes of any kind) to the extent the Company or applicable Affiliate is not otherwise entitled to a credit or refund for such taxes, duties, or payments made; and

(f) other similar or customary deductions taken in the ordinary course of business in accordance with GAAP.

There shall be no double counting in determining the foregoing deductions from gross amounts invoiced to calculate “Net Sales” hereunder.

If non-monetary consideration is received by the Company or an Affiliate for any Company Product in a relevant country, Net Sales will be calculated based on the average price charged for such Company Product during the preceding royalty period, or, in the absence of such sales, the fair market value of the Company Product as determined by the Parties in good faith.

Notwithstanding anything to the contrary in this definition, Net Sales will not include transfers of Company Products for use in clinical trials, non-clinical development activities, or other development activities, for bona fide charitable purposes, for compassionate use or named patient sales, or for Company Product samples, in each case if provided at or below cost.

Net Sales by the Company or an Affiliate shall be determined on, and only on, the first sale by the Company or an Affiliate to a Third Party that is not a Licensee.

1.8 “Patent Rights” shall mean all patents, patent applications, utility models, design registrations and certificates of invention and other governmental grants for the protection of inventions or industrial designs (including all related continuations, continuations-in-part, divisionals, reissues and reexaminations), the right to claim priority under the Paris Convention or under any similar provision of national law, and the right to sue for past infringement of any of the foregoing.

1.9 “Regulatory Approval” means all approvals of each applicable regulatory authority or other governmental authority necessary for the commercial marketing and sale of a product in a country, including pricing and reimbursement approval.

1.10 “Third Party” means any individual or entity that is not a Party or an Affiliate.

1.11 “UCSD Agreement” means that certain License Agreement by and between Company and The Regents of the University of California, represented by its San Diego campus, dated as of April 8, 2021, as amended from time to time.

2. Payments; Redemption of Shares.

2.1 Royalties.

(a) In exchange for the redemption of the Redeemed Shares, the Company shall pay to Samsara royalties on Net Sales of Company Products, on a Company Product-by-Company Product and country-by-country basis, at the royalty rates set forth in the table below. Such royalty shall be payable from the First Commercial Sale of such Company Product in such country until the later of (i) ten (10) years after such First Commercial Sale of such Company Product in such country and (ii) the expiration of the last-to-expire issued claim of the Company Payment Patents (each such term with respect to a Company Product and a country, a “Royalty Term”).

Portion of Annual Net Sales of the Applicable Company Product	Royalty Rate
[**] to ≤ $[**]	[**]%
$[**] to ≤ $[**]	[**]%
> $[**]	[**]%

(b) On a Company Product-by-Company Product, country-by-country basis, and calendar quarter-by-calendar quarter basis, the Company may deduct from the royalties otherwise owed to Samsara pursuant to Section 2.1(a) (as may be modified by Section 2.1(b)) with respect to such Company Product in such country in such calendar quarter, fifty percent (50%) of any payments (including royalties and milestones) paid in such calendar quarter by the Company or any Affiliate or Licensee to a Third Party for a license under intellectual property rights owned or controlled by such Third Party that are reasonably necessary or reasonably useful to develop, manufacture, or commercialize such Company Product in such country.

2.2 Royalty Reports; Payments. The Company shall, within [**] following the end of each calendar quarter in which a royalty payment accrues, (a) provide to Samsara a report for each country in which sales of any Company Product occurred in the calendar quarter covered by such statement, specifying for such calendar quarter: the number of Company Products sold; the royalties payable in each country’s currency, including an accounting of deductions taken in the calculation of Net Sales in accordance with GAAP; the applicable exchange rate to convert from each country’s currency to U.S. Dollars under Section 2.6; and the royalty calculation and royalties payable in U.S. Dollars and (b) make the royalty payments owed to Samsara hereunder in accordance with such royalty report in arrears. Samsara shall (x) maintain in confidence all royalty reports and other information provided by or on behalf of the Company to Samsara in connection with this Agreement, using not less than the efforts Samsara uses to maintain in confidence its own proprietary information of similar kind and value, but in no event less than a reasonable degree of effort, and (y) not use or disclose any such reports or information for any purpose other than as necessary to perform Samsara’s obligations, or exercise Samsara’s rights, under this Agreement.

2.3 Financial Records. The Company shall keep, and shall require its Affiliates and Licensees to keep, complete and accurate books and records relating to Net Sales of Company Products in accordance with GAAP for at least [**] following the end of the calendar year to which they pertain. Such books of accounts shall be kept at the principal place of business of the financial personnel with responsibility for preparing and maintaining such records. Such records shall be in sufficient detail to support calculations of royalties due to Samsara.

2.4 Audits.

(a) Upon the written request of Samsara and with at least [**] prior written notice, but not more than [**] during the Term and for [**] following the expiration or termination of this Agreement, the Company shall permit an independent certified public accounting firm of internationally recognized standing in the field of audit selected by Samsara and reasonably acceptable to the Company, at Samsara’s sole cost and expense (except as set forth in this Section 2.4), to have access during normal business hours to such of the financial records and books of the Company as are required to be maintained under this Agreement to verify the accuracy of the royalty reports and calculation of Net Sales for royalty payments due hereunder. Such accountants may audit such records for any calendar year ending not more than [**] prior to the date of such request. The report of the independent certified public accountant shall be shared with the Company before distribution to Samsara so that the Company can provide the independent public accountant with justifying remarks for inclusion in the report before sharing the conclusions of such independent public audit with Samsara. The final audit report will be shared with both Parties at the same time. The accounting firm shall disclose to Samsara only the information relevant to support a statement as to whether the royalty reports and royalty payments were correct or not and shall not include any confidential information disclosed to the auditor during the course of the audit. An audit of the records relating to a particular calendar year may not be conducted more than [**].

(b) If such accounting firm concludes that any royalties were owed but not paid to Samsara, the Company shall pay the additional royalties (together with interest at the rate set forth in Section 2.7) within [**] following the date Samsara delivers to the Company an invoice therefor following the issuance of such accounting firm’s written report so concluding. If such accounting firm concludes that the royalties paid were more than what was owed during such period, the Company may credit such overpayment against future payments owed to Samsara under this Agreement. If the Company disagrees with the findings of the audit report, the Parties will first seek to resolve the matter between themselves, and, in the event that they fail to reach agreement, the dispute resolution clause in Section 3.9 will apply. The fees charged by the accounting firm shall be paid by Samsara; except that, if the audit determines that the royalties payable by the Company for the audited period are understated by greater than [**] percent ([**]%), then the Company shall pay the reasonable fees and expenses charged by such accounting firm.

2.5 Tax Matters. For tax purposes, payments under this Agreement are not royalties, but they are payments in exchange for the transfer of the Redeemed Shares. Except as expressly set forth in this Section 2.5, Samsara shall pay any and all taxes levied on account of all payments it receives under this Agreement. Samsara shall provide such information and documentation to the Company as are reasonably requested by the Company to determine if any withholding taxes apply to any payments to be made by the Company under this Agreement and to establish qualification for a reduced withholding rate or an exemption from such withholding tax under the applicable bilateral income tax treaty or relevant statutory provision. On the date hereof, Samsara has provided the Company a Form W-9. If the Company believes that it is required to withhold taxes on a payment to Samsara, the Company shall notify Samsara of such determination no less than [**] prior to making such payment. To the extent that applicable laws require that taxes be withheld with respect to any payments to be made by the Company to Samsara under this Agreement, the Company shall: (i) deduct those taxes from the remittable payment, (ii) pay the taxes to the proper taxing authority, and (iii) promptly send evidence of the obligation together with proof of tax payment to Samsara on a reasonable and timely basis following such tax payment. The Company agrees to cooperate with Samsara in claiming refunds, reductions, or exemptions from such deductions or withholdings under any relevant agreement or treaty that is in effect.

2.6 Currency. Unless otherwise expressly stated in this Agreement, all amounts specified in, and all payments made under, this Agreement shall be in United States Dollars. If any currency conversion shall be required in connection with the calculation of amounts payable under this Agreement, such conversion shall be performed in a manner consistent with the Company’s normal practices used to prepare its audited financial statements for internal and external reporting purposes.

2.7 Late Payments. Any payments that are not paid on or before the date such payments are due under this Agreement shall bear interest at an annual rate equal to the lesser of (a) the “prime rate” as reported by The Wall Street Journal, plus [**] percent ([**]%), or (b) the highest rate permitted by applicable law; in each case calculated on the number of days such payment is delinquent; except that, with respect to any disputed payments, no interest payment shall be due until such dispute is resolved and the interest which shall be payable thereon shall be based on the finally-resolved amount of such payment, calculated from the original date on which the disputed payment was due through the date on which payment is actually made.

2.8 Blocked Payments.

(a) In the event that, by reason of applicable law in any country, it becomes impossible or illegal for the Company (or any Affiliate or Licensee) to transfer, or have transferred on its behalf, payments owed to Samsara hereunder, the Company will promptly notify Samsara of the conditions preventing such transfer and such payments will be deposited in local currency in the relevant country to the credit of Samsara in a recognized banking institution designated by Samsara or, if none is designated by Samsara within a period of [**], in a recognized banking institution selected by the Company or the applicable Affiliate or Licensee, as the case may be, and identified in a written notice given Samsara.

(b) When, in any country, applicable law prohibits both the transmittal and the deposit of royalties on sales in such country, royalty payments due on Net Sales shall be suspended for as long as such prohibition is in effect and as soon as such prohibition ceases to be in effect, all royalties that the Company would have been under an obligation to transmit or deposit but for the prohibition shall forthwith be deposited or transmitted, to the extent allowable. The Parties shall cooperate in good faith to overcome, to the extent reasonably possible, any prohibition described in this Section 2.8(b) within a reasonable period of time.

2.9 Transfer of Shares.

(a) Transfer and Cancellation. Concurrently with the execution hereof, Samsara is transferring to the Company the Redeemed Shares, which shall be cancelled and returned to the Company and shall be available for re-issuance, and which redemption is being made by cancellation of the electronic stock certificate for the Shares referenced above and Samsara’s execution of the Stock Power attached hereto as Exhibit A. The Company hereby agrees to issue Samsara a new Common Stock certificate for the balance of the Shares, specifically, [**] shares thereof. As a result of the stock redemption contemplated in this Agreement, the parties agree and affirm that Samsara has absolutely and irrevocably released any and all of Samsara’s interests in all of the Redeemed Shares.

(b) Representations and Warranties. Samsara represents and warrants to the Company that: (a) Samsara is the legal and beneficial owner of the Redeemed Shares, free and clear of any liens, encumbrances, taxes, security interests, equities, claims or demands or any restrictions on transfer or cancellation (other than certain rights of first refusal that Samsara understands do not apply to the transactions provided for herein); (b) Samsara has the absolute and unrestricted right, power and capacity to enter into this Agreement and to perform his obligations hereunder; and (c) neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will violate any order, decree, ruling, injunction or other restriction of any government, governmental agency or court to which Samsara is subject.

(c) Tax Consequences of the Redemption. Neither the Company nor Samsara makes any representation as to the tax consequences to the other of the transactions provided for in this Agreement, which consequences, if any, shall be the sole responsibility of each such party for such party’s own account.

(d) Release of Claims. In consideration for receiving the benefits described in this Section 2, to the fullest extent permitted by law, Samsara, on behalf of itself and its Affiliates, successors and assigns, hereby waives, releases and promises never to assert against the Company or its predecessors, successors or past or present subsidiaries, stockholders, directors, officers, employees, consultants, attorneys, agents, assigns and insurers, both individually and in their business capacities, and employee benefit plans and programs and their administrators and fiduciaries (the foregoing, collectively, the “Company Released Parties”) from any and all claims, demands, debts, actions or causes of action, obligations, damages and liabilities whatsoever, at law, in equity, or mixed, known and unknown, asserted or unasserted, which Samsara has or may have against the Company Released Parties based on any conduct occurring from the beginning of the world up to and including the date on which Samsara signs this Agreement arising under any agreement between the Company and Samsara relating to the transfer of the Redeemed Shares. Execution of this Agreement does not bar any claim that arises hereafter, including (without limitation) a claim for breach of this Agreement.

3. Miscellaneous.

3.1 Term. The term of this Agreement (the “Term”) shall commence on the Effective Date and shall remain in full force and effect until the date of expiration of the last-to-expire Royalty Term.

3.2 No Warranties. NEITHER PARTY MAKES ANY REPRESENTATION OR EXTENDS ANY WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED, AND EACH PARTY EXPRESSLY DISCLAIMS ALL IMPLIED WARRANTIES.

3.3 Disclaimer. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, NEITHER PARTY WILL BE LIABLE TO THE OTHER PARTY FOR ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL, EXEMPLARY, OR INDIRECT DAMAGES (INCLUDING DAMAGES FOR LOSS OF BUSINESS, LOSS OF PROFITS, LOSS OF GOODWILL, BUSINESS INTERRUPTION, AND LOSS OF BUSINESS INFORMATION OR DATA) IN CONNECTION WITH THE PERFORMANCE OF ANY OBLIGATIONS, OR EXERCISE OF ANY RIGHTS, UNDER THIS AGREEMENT, WHETHER ARISING BY STATUTE, CONTRACT, TORT, OR OTHERWISE, EVEN IF IT IS AWARE OF THE POSSIBILITY OF THE OCCURRENCE OF SUCH DAMAGES.

3.4 Notices. Any notice required or permitted to be given hereunder by either Party shall be in writing and shall be deemed given on the date received, if delivered personally, or three (3) days after the date postmarked, if sent by registered or certified U.S. mail or reputable overnight carrier, return receipt requested, postage prepaid to the following address (or to such other address as the addressee shall have last furnished in writing to the other Party in accordance with this Section 3.4):

If to the Company:

Kalaris Therapeutics, Inc.

Attn: CEO

628 Middlefield Road

Palo Alto, CA 94301

If to Samsara:

Samsara BioCapital, L.P.

Attn: General Counsel

628 Middlefield Road

Palo Alto, CA 94301

3.5 Independent Contractor Relationship. The Parties are independent contractors and nothing contained in this Agreement shall be construed to place them in the relationship of partners, principal and agent, employer/employee, or joint venturers. Both Parties agree that neither Party shall have power or right to bind or obligate the other Party, nor shall either Party hold itself out as having such authority.

3.6 Use of Name. Nothing contained in this Agreement confers any right to either Party to use in advertising, publicity, or other promotional activities any name, trade name, trademark, or other proprietary designation of the other Party without the other Party’s express written consent, unless such use is reasonably necessary to comply with any applicable law.

3.7 Force Majeure. In the event either Party shall be delayed or hindered in, or prevented from, the performance of any act required hereunder by reason of any strike, lockout, labor trouble, restrictive government or judicial order or decree, riot, insurrection, war, Act of God, inclement weather, epidemic or pandemic (including any action of any governmental authority in response thereto), or other similar reason or cause beyond such Party’s reasonable control, then performance of such act shall be excused for the period of such delay. The Party affected by any such force majeure shall notify the other Party of the start and stop of such force majeure.

3.8 Governing Law. This Agreement and the rights and obligations of the Parties hereunder shall be governed by the laws of the State of Delaware, without regard to the conflict of laws provisions thereof.

3.9 Arbitration. The Parties agree that any dispute or controversy arising out of, in relation to, or in connection with this Agreement, or the making, interpretation, construction, performance, or breach hereof, shall be finally settled by binding arbitration in San Francisco, California under the then current rules of the Judicial Arbitration and Mediation Services (“JAMS”) by one (1) arbitrator appointed in accordance with such rules. The arbitrator may grant injunctive or other relief in such dispute or controversy. The decision of the arbitrator shall be final, conclusive, and binding on the Parties. Judgment may be entered on the arbitrator’s decision in any court of competent jurisdiction. The costs of the arbitration, including administrative and arbitrator’s fees, shall be shared equally by the Parties. Each Party shall bear the cost of its own attorneys’ fees and expert witness fees. Nothing in this Section 3.9 shall preclude either Party from seeking interim or provisional relief in the form of a temporary restraining order, preliminary injunction, or other interim relief concerning a dispute prior to or during an arbitration pursuant to this Section 3.9 necessary to protect the interests of such Party.

3.10 Severability. If any one or more of the provisions of this Agreement are found to be illegal or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby, as long as the surviving agreement materially comports with the Parties’ original intent.

3.11 Waiver. It is understood and agreed that no failure or delay by either Party in exercising any right, power, or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or future exercise thereof or the exercise of any other right, power, or privilege hereunder.

3.12 Changes and Modification. No changes or modifications of this Agreement shall be deemed effective unless in writing and executed by the Parties.

3.13 Assignment. Neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by either Party (whether by operation of law or otherwise) without the prior written consent of the other Party. Notwithstanding the foregoing, the Company may, without Samsara’s written consent, assign this Agreement in its entirety to a Third Party that acquires, by or otherwise in connection with, merger, sale of assets, or otherwise, all or substantially all of the business of the Company to which the subject matter of this Agreement relates, as long as the assignee agrees in writing to assume all of the Company’s obligations under this Agreement. The assigning Party will remain responsible for the performance by its assignee of this Agreement or any obligations hereunder so assigned. The terms of this Agreement will be binding upon and will inure to the benefit of the successors, heirs, administrators, and permitted assigns of the Parties. Any purported assignment in violation of this Section 3.13 will be null and void.

3.14 Entire Agreement. This Agreement represents the complete and entire understanding between the Parties regarding the subject matter hereof and supersedes all prior and contemporaneous negotiations, representations, or agreements, either written or oral, regarding such subject matter.

3.15 Interpretation; Construction. The captions to the several Sections of this Agreement are included only for convenience of reference and shall not in any way affect the construction of, or be taken into consideration in interpreting, this Agreement. In this Agreement, unless the context requires otherwise, (a) the words “including,” “include,” “includes,” “such as” and “e.g.” shall be deemed to be followed by the phrase “without limitation” or like expression, whether or not followed by the same; (b) the term “or” will be interpreted in the inclusive sense commonly associated with the term “and/or” unless preceded by the word “either” or other language indicating the subjects of the conjunction are, or are intended to be, mutually exclusive; (c) the word “will” shall be construed to have the same meaning and effect as the word “shall”; and (d) a capitalized term not defined herein but reflecting a different part of speech from that of a capitalized term which is defined herein shall be interpreted in a correlative manner. Each Party represents that it has been represented by legal counsel in connection with this Agreement and acknowledges that it has participated in the drafting hereof. In interpreting and applying the terms and provisions of this Agreement, the Parties agree that no presumption will apply against the Party which drafted such terms and provisions.

3.16 Counterparts. The Parties may execute this Agreement in counterparts, each of which is deemed an original, but all of which together constitute one and the same agreement. This Agreement may be delivered by facsimile transmission or email (PDF), and facsimile or email (PDF) copies of executed signature pages shall be binding as originals.

[Signature Page Follows]

IN WITNESS WHEREOF the Parties have executed this Royalty Agreement, effective as of the Effective Date.

KALARIS THERAPEUTICS, INC.		SAMSARA BIOCAPITAL, L.P.
By: Samsara BioCapital GP, LLC, its general partner

By:	/s/ Andrew Oxtoby	By:	/s/ Srinivas Akkaraju
Name:	Andrew Oxtoby	Name:	Srinivas Akkaraju
Title:	President and Chief Executive Officer	Title:	Managing Member

[Signature Page to Royalty Agreement]